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                                                                       EXHIBIT 5

             [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]



September 16, 1998

The Board of Trustees
The Oneida Savings Bank
182 Main Street
Oneida, New York 13421-1676

     RE:  ONEIDA FINANCIAL CORP.
          COMMON STOCK PAR VALUE $.10 PER SHARE
          -------------------------------------

Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Oneida Financial Corp. (the "Company") Common Stock, par value $.10 per share ("Common Stock"). We have reviewed the Company's proposed Stock Holding Company Certificate of Incorporation, Registration Statement on Form S-1 ("Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared for the use of the Company in connection with its Registration Statement on Form S-1, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Legal Matters."

                         Very truly yours,

                         Luse Lehman Gorman Pomerenk & Schick
                         A Professional Corporation


                         /s/ Alan Schick
                         --------------------------
                         By: Alan Schick